EXHIBIT 23





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We consent to the incorporation by reference in Registration Statement No.
333-42859 and Registration Statement No. 333-44173 on Forms S-3 of our reports dated March 25, 2009, relating to the financial statements of Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Funding IV, L.P. (which reports express unqualified opinions and include an explanatory paragraph regarding Merrill Lynch & Co., Inc. becoming a wholly-owned subsidiary of Bank of America Corporation on January 1, 2009) appearing in this Annual Report on Form 10-K of Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Funding IV, L.P. for the year ended December 26, 2008.

/s/ Deloitte & Touche LLP


New York, New York
March 25, 2009